Exhibit 10.5

ROYALTY AGREEMENT

THIS ROYALTY AGREEMENT (the “Agreement”) dated as of April 11, 2016 (the “Effective Date”) by and between NanoAntibiotics, Inc., a Nevada corporation (the “Company”), LAT Pharma, LLC, an Illinois limited liability company (“LAT”), LAT Pharma Members (“LPM”), and The Barrett Edge, Inc., a New York corporation (“TBE”), (and, together with the Company, LAT, LPM and TBE, sometimes referred to herein individually as “Party” and collectively as the “Parties”).

WHEREAS, the Company and LAT are parties to that certain Agreement and Plan of Merger even date herewith (the “Merger Agreement”) pursuant to which LAT Acquisition Corp., a wholly-owned subsidiary of the Company will merge with all in to LAT (the “Merger”);

WHEREAS, as part of the consideration offered to and accepted for the Merger pursuant to the Merger Agreement, the Company has agreed to pay, a royalty on net sales of the continuous infusion terlipressin (“CIT” or “Product”) product (“Net Revenues”) subsequent to the Merger, as set forth in more detail herein (the “Royalty”); and

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties agree as follows:

1.	Royalty. The Company shall pay Royalty payments as follows:

(a)	Four percent (4%) of the Net Revenues to LPM, paid directly to LAT Pharma Members on a pro-rata basis according to Schedule A (attached);

(b)	Six-tenths percent (0.6%) of the Net Revenues to TBE.

Additionally, Company shall pay four-tenths percent (0.4%) of the Net Revenues to PharmalN Corporation, with offices at 19805 North Creek Parkway, Suite 100, Bothell, WA 98011 per the Commercialization Agreement executed between LAT and PharmalN dated March 31st, 2016.

For the purposes hereof, “Net Revenues” shall mean revenues received of the Product at gross invoice amounts, less any adjustment for returns, and allowances of discounts taken against the sales during each calendar quarter. The calculation of Net Revenues shall be based upon Company’s consolidated quarterly financial statements with respect to the applicable month.

2.	Payment of Royalty; Right to Set Off. The Company shall pay the Royalty to LPM and TBE quarterly within 60 days of the last day of each calendar quarter during the Term beginning on the first day of commercial product sales (“Effective Date”), by check or by wire transfer or delivery of other immediately available funds.

3.	Confidentiality; Non-disparagement; Assignment of Inventions.

(a)	LPM and TBE acknowledge that as a result of this Agreement, they each may receive confidential information of The Company and/or LAT (the “Confidential Information”), which may contain valuable trade secrets and proprietary information of The Company and/or LAT. With the exception of only such information as is already known to the public or which may become known to the public without any fault of LPM and TBE or in violation of any confidentiality restrictions, LPM and TBE shall maintain the confidentiality of all Confidential Information and shall not disclose the Confidential Information to any third party, provided that LPM and TBE may disclose the Confidential Information to third parties in connection with the exercise of its rights hereunder, so long as such third parties are subject to written confidentiality agreements containing provisions at least as restrictive as those provisions relating to confidentiality set forth in this Section 3. Without limiting the foregoing, the LPM and TBE shall use at least the same degree of care used to prevent the disclosure of their own confidential information of like nature, but in no event less than reasonable care, to prevent the disclosure of the Confidential Information.

(b)	LPM and TBE shall not at any time, directly or indirectly, take any action (whether orally or in writing or otherwise) which has or may be expected to have the effect of disparaging or degrading in any manner The Company and/or LAT or any of its subsidiaries or affiliates, or its directors, officers or executives, including, but not limited to, its business models, practices, relationships, internal workings, financial condition or operations.

(c)	Any breach or violation by LPM and TBE of the provisions of this Section 3 shall toll the running of any time periods set forth in this Section 3 for the duration of any such breach or violation. The terms of this Section 3 shall survive the expiration or termination of this Agreement for a period of two (2) years after such expiration or termination.

4.	Term. The term of this Agreement shall commence on the Effective Date and terminate on December 31, 2036 (the “Initial Term”), subject to earlier termination as provided herein. This Agreement shall automatically renew for additional one year periods after the expiration of the preceding Term, and such period shall be the “Term” for purposes of this Agreement, unless either party gives notice of an intention not to renew no later than thirty (30) days prior to the expiration of the then current Term.

5.	Reports. The Company and/or LAT will provide LPM and TBE with a written report concurrently with the applicable Royalty, which report shall specify, for such applicable period, the payment of the Net Revenues during said period and the amount of Royalty payments paid to the LPM and TBE for such period.

6.	Taxes. The Company and/or LAT shall be responsible for payment of any and all international, federal, state and local sales, use, any other taxes or duties or any nature whatsoever assessed upon or with respect to the Royalty payments under this Agreement, or otherwise arising from this Agreement and the transactions contemplated hereby, except taxes and those items of tax based in whole or in part on LPM and TBE’s net income.

7.	Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given to such party at such party’s address set forth below or such other address as such party may hereafter specify by notice in writing to the other party. Any such notice or other communication shall be addressed as aforesaid and delivered in person, or by United States mail, certified or registered with return receipt requested, or by a nationally recognized overnight courier service, or otherwise actually delivered.

(a) if to The Company and/or LAT: (b) if to LPM: (c) if to TBE:

C/o Jonathan Adams Founder & CEO
25 West 15th Street, Unit B
Chicago, IL 60605

C/o Jonathan Adams
Founder & CEO
25 West 15th Street, Unit B
Chicago, IL 60605

C/o Barrett Ehrlich
The Barrett Edge
260 Madison Ave, Suite 204
New York, NY 10016

8.	Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

9.	Assignment. This Agreement and the rights granted hereunder may be freely assigned by The Company to any affiliate of The Company or to any other third party that agrees in writing to bound by the obligations of The Company set forth herein. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, heirs, legatees and personal representatives, as the case may be.

10.	Governing Law and Jurisdiction. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by an in accordance with the laws of the State of New York, United States of America, without giving effect to principles of conflicts of laws thereof. Each party to this Agreement, by its execution hereof, hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts of the State of New York located in New York County for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, and waives any objection to such venue on the basis of forum non conveniens or otherwise.

10.	Severability. The terms and provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any term or provision shall not affect the validity or enforceability of other terms and provisions hereof. If any term or provision of this Agreement is illegal, invalid or unenforceable in any respect, all other conditions and provisions shall nevertheless remain in full force and effect.

11.	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior consents, dealings, agreements, understandings, negotiations, discussions, representations and warranties, both oral and written, among the parties hereto with respect to the subject matter hereof.

12.	Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

NANOANTIBIOTICS, INC.		THE BARRETT EDGE, INC.

By:		By:	/s/ Barrett Ehrlich
Name:		Name:	Barrett Ehrlich
Title:		Title:	Managing Director

LAT PHARMA, LLC

By:	/s/ Jonathan M. Adams
Name:	Jonathan M. Adams
Title:	Principal

LAT PHARMA MEMBERS

By:	/s/ Jonathan M. Adams
Name:	Jonathan M. Adams
Title:	Principal

SCHEDULE A
Royalty Agreement
LAT Pharma Member Interests

Name/Address	Royalty Percentage	Name/Address	Royalty Percentage
Mr. Jonathan M. Adams 25-B West 15th Street Chicago, IL 60605	15.490%	Mr. Giovanni Tafa 324 East 5th St Brooklyn, NY 11218	0.597%
Peter M. Popic, MD 18 Chequamegon Bay Drive Madison, WI 53719	7.105%	Mr. Robert Hastings 49 Beede Lane Keene Valley, NY 12943	0.347%
Mr. Denison Tucker 1999 Springdale Center Road Verona, WI 53593	7.785%	Mr. Joe Whalen 2536 West Lake Glenview, IL 60026	1.041%
Mr. James P. Dwoskin 40 Pheasant Road Sag Harbor, NY 11963	5.822%	Mr. Chris Scholl 329 Commons Park Drive Camarillo, CA 93012	0.347%
Mr. Kevin McCulloch 730 Greenwood Avenue Wilmette, IL 60091	2.400%	Sammy Saab, MD 1328 Amalfi Drive Pacific Palisades, CA 90272	0.694%
Mr. Michael Economos 35 Nassau Blvd Garden City, NY 11530	3.448%	Ms. Ann LeFever 2270 LaFontaine Court Brookfield, WI 53045	0.407%
Mr. Scott Mortimer 5 Abbott Way Piedmont, CA 94618	2.790%	Mr. David Paul II 2134 Phillips Drive Glenview, IL 60026	0.407%
Mr. Lucy G. Adams 185 Amity Street Brooklyn, NY 11201	8.450%	Mr. Douglas Yau 2538 Melanie Lane Northbrook, IL 60062	0.407%
Mr. Randy McBeath 247. E. Sleepy Hollow Way North Ogden, UT 84414	1.026%	Mr. Surya Gutta 1738 Windward Ave Naperville, IL 60563	0.407%
Martin Szanto, MD 850 Michigan, Unit 10 Evanston, IL 60202	0.770%	Mr. Robert Brutvan 3704 N Central Park Ave Chicago, IL 60618	0.407%